Exhibit 99.1
Contacts:
Bob Newell
Vice President, Finance and Operations, Chief Financial Officer
Cardica, Inc.
(650) 331-7133
investors@cardica.com
Daryl Messinger
WeissComm Partners, Inc.
(415) 999-2361
dmessinger@wcpglobal.com
CARDICA ANNOUNCES FISCAL 2008 THIRD QUARTER FINANCIAL RESULTS
— Demonstrated Continued Commercial Progress in the United States —
— Submitted 510(k) Application for PAS-Port® Proximal Anastomosis System —
REDWOOD CITY, Calif. — April 29, 2008 — Cardica, Inc. (Nasdaq: CRDC) today reported financial results and corporate progress for its fiscal 2008 third quarter and nine months ended March 31, 2008.
“We continue to make substantial progress in the adoption of our automated anastomosis products by surgeons, with the recent launch of our reloadable C-Port® xA X-CHANGE™ System and the publication of an economic analysis supporting the use of our C-Port systems in beating heart procedures,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica, Inc. “Importantly, today we submitted a 510(k) application for our PAS-Port Proximal Anastomosis System following the completion of a clinical trial comparing proximal anastomoses completed using our PAS-Port system to hand-sewn anastomoses. We believe that the PAS-Port system offers surgeons the ability to rapidly attach a vessel to the aorta without requiring clamping, a critical improvement over hand-sewn anastomoses that we believe could have far reaching implications for preventing ischemic events such as strokes during and after coronary bypass procedures.”
Recent Highlights and Accomplishments
Commercial Progress
•	Trained a total of 280 U.S. surgeons on C-Port® Distal Anastomosis Systems since product introduction;
•	Increased cumulative worldwide shipments of C-Port systems to over 4,500 units, with more than 850 units sold in the fiscal 2008 third quarter;
•	Increased cumulative worldwide shipments of PAS-Port® Proximal Anastomosis Systems to over 8,000 units, with more than 700 units sold in the fiscal 2008 third quarter, of which the vast majority of units were deployed in Japan;
•	Launched the C-Port® xA X-CHANGE™ system, a reloadable, cartridge-based system;
•	Received results from a six-month economic analysis presented by Genesis Health Medical Center in Davenport, Iowa, which demonstrated that beating heart coronary artery bypass graft surgery, facilitated by the use of C-Port systems, saved $1,684 per procedure compared to traditional bypass surgery.
Clinical Development and Corporate Progress
•	Submitted a 510(k) application today to the U.S. Food and Drug Administration (FDA) for the PAS-Port system;
•	Reported data showing that the PAS-Port system met the primary endpoint of non-inferiority to hand-sewn anastomosis in a pivotal, randomized clinical trial; and
•	Received $445,000, in addition to the nearly $2 million received in January, from Cook Medical for the achievement of milestones and funding for further development efforts under the Cook Vascular Closure Device and patent foramen ovale (PFO) license, development and commercialization agreements.
Fiscal 2008 Third Quarter and Nine Months Ended March 31, 2008 Financial Results
Total revenue was approximately $1.7 million for the fiscal 2008 third quarter compared to approximately $1.1 million for the fiscal 2007 third quarter. Total product revenue was approximately $1.0 million for the fiscal 2008 third quarter compared to approximately $0.6 million for the fiscal 2007 third quarter. Cardica ended the fiscal 2008 third quarter with a modest backorder of its C-Port systems as a result of a brief shipment delay to allow for minor manufacturing modifications to improve performance of the systems. The modifications were implemented and shipping resumed in April.
Cost of product revenue was approximately $1.2 million for the fiscal 2008 third quarter compared to approximately $0.6 million for the fiscal 2007 third quarter.
Research and development expenses for the fiscal 2008 third quarter were approximately $2.5 million compared to $1.8 million for the fiscal 2007 third quarter. Selling, general and administrative expenses for the fiscal 2008 third quarter were approximately $3.7 million compared to approximately $2.4 million for the fiscal 2007 third quarter.
The net loss for the fiscal 2008 third quarter was approximately $5.5 million, or $0.35 per share, compared to a net loss of approximately $3.5 million, or $0.31 per share, for the fiscal 2007 third quarter.
Total revenue for the nine months ended March 31, 2008 was approximately $4.8 million compared to approximately $2.5 million for the nine months ended March 31, 2007. Total operating costs and expenses for the nine months ended March 31, 2008 were approximately $18.8 million compared to approximately $13.8 million for the nine months ended March 31, 2007. The net loss for the first nine months of fiscal 2008 was approximately $13.4 million, or $0.92 per share, compared to a net loss of approximately $9.6 million, or $0.91 per share, for the first nine months of fiscal 2007.
Cash and investments at March 31, 2008 were $28.3 million, compared to $30.9 million at December 31, 2007. As of March 31, 2008, there were approximately 15.6 million shares of common stock outstanding.
Financial Guidance for Fiscal 2008
For the full fiscal year 2008, we continue to expect total revenue of $6 million to $8 million, of which we expect product revenue of $4 million to $5 million. In addition, we continue to expect development revenue of $2 million to $3 million. We continue to anticipate that fiscal 2008 research and development and selling, general and administrative expenses will total $20 million to $21 million, including non-cash stock-based compensation expense of approximately $2 million. We continue to expect that the net loss for fiscal 2008 will be between $16 million and $18 million.
Conference Call Details
We will hold a live conference call today, April 29, 2008 at 4:30 p.m. Eastern Time to discuss our fiscal third quarter financial results and provide an update on our business. To access the live conference call via phone, please dial 866-700-6067 in the United States and Canada or 617-213-8834 internationally. The conference ID is

73889016. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through May 6, 2008 and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 87854369.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of Cardica’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the call to allow for any necessary software downloads.
About Cardica, Inc.
Cardica is a leading provider of automated anastomosis systems for coronary artery bypass graft (CABG) surgery. By replacing hand-sewn sutures with easy-to-use automated systems, Cardica’s products provide cardiovascular surgeons with rapid, reliable and consistently reproducible anastomoses, or connections of blood vessels, often considered the most critical aspect of the CABG procedure. Cardica’s C-Port® Distal Anastomosis Systems are marketed in Europe and the United States. The PAS-Port® Proximal Anastomosis System is marketed in Europe and Japan, and Cardica has submitted a 510(k) application to the U.S. Food and Drug Administration for marketing clearance of this product. Cardica also is developing additional devices with Cook Medical to facilitate vascular closure and other surgical procedures.
Forward-Looking Statements
This press release contains forward-looking statements, including, without limitation, statements related to the potential for our PAS-Port system and under the heading “Financial Guidance for Fiscal 2008.” The words “anticipate,” “believe,” “expect,” “could,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Cardica’s current expectations. Forward-looking statements involve risks and uncertainties. Cardica’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks associated with Cardica’s dependence upon the success of its current products, market acceptance of Cardica’s C-Port systems, manufacturing of the C-Port systems and PAS-Port system and Cardica’s suppliers, Cardica’s sales, marketing and distribution strategy and capabilities, whether Cardica obtains FDA clearance for the PAS-Port system and Cardica’s need for additional funding. These and other risk factors are discussed under “Risk Factors” in Cardica’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2007. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read the Company’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.
~ financial statements to follow~

Cardica, Inc.
Statements of Operations
(amounts in thousands except per share amounts)

	Three months ended		Nine months ended
	March 31,		March 31,
	2008	2007	2008	2007
	(unaudited)		(unaudited)
Revenue
Product revenue, net	$1,045	$550	$3,354	$1,424
Development revenue	646	561	1,348	1,061
Royalty revenue from related-party	16	14	48	39

Total revenue	1,707	1,125	4,750	2,524
Operating costs and expenses
Cost of product revenue	1,228	591	3,440	2,154
Research and development	2,511	1,813	5,945	4,962
Selling, general and administrative	3,724	2,368	9,453	6,641

Total operating costs and expenses	7,463	4,772	18,838	13,757

Loss from operations	(5,756)	(3,647)	(14,088)	(11,233)
Interest income	237	224	790	911
Interest expense	(25)	(36)	(75)	(432)
Other income	1	—	4	—
Gain on early retirement of notes payable to related-party	—	—	—	1,183

Net loss	$(5,543)	$(3,459)	$(13,369)	$(9,571)

Basic and diluted net loss per share	$(0.35)	$(0.31)	$(0.92)	$(0.91)

Shares used in computing basic and diluted net loss per share	15,620	11,265	14,565	10,562

Condensed Balance Sheets
(amounts in thousands)

	March 31,	June 30,
	2008	2007
	(unaudited)	(Note 1)
Assets
Cash and investments	$28,336	$23,434
Other assets	4,506	3,890

Total assets	$32,842	$27,324

Liabilities and stockholders’ equity
Total current liabilities	$2,471	$2,433
Deferred revenue	2,556	882
Total long-term liabilities	2,443	2,020
Stockholders’ equity	25,372	21,989

Total liabilities and stockholders’ equity	$32,842	$27,324

(1)	Derived from audited financial statements